Exhibit 12

                 THE CIT GROUP HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                      Year Ended December 31,
                                                  ------------------------------
                                                    1993       1992       1991
                                                    ----       ----       ----
                                                   Dollar Amounts in Thousands

Net income ....................................   $182,308   $162,300   $150,128
Provision for income taxes ....................    128,489    105,311    100,032
Extraordinary item--loss on early
   extinguishment of debt,
   net of income tax benefit ..................       --        4,241      1,325
                                                  --------   --------   --------
Earnings before provision for income
   taxes and extraordinary item ...............    310,797    271,852    251,485
                                                  --------   --------   --------
Fixed Charges:
    Interest and debt expenses on
       indebtedness ...........................    508,006    552,017    709,373
    Interest factor--one third of
       rentals on real and personal
       properties .............................      8,001      8,278      8,368
                                                  --------   --------   --------
    Total fixed charges .......................    516,007    560,295    717,741
                                                  --------   --------   --------
       Total earnings before provisions
          for income taxes, extraordinary
          item, and fixed charges .............   $826,804   $832,147   $969,226
                                                  ========   ========   ========
Ratios of Earnings to Fixed Charges ...........       1.60       1.49       1.35